Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Mindspeed Technologies, Inc., of our report dated June 1, 2012, relating to the financial statements of picoChip, Inc., appearing in the current report of Mindspeed Technologies, Inc. on Form 8-K filed on June 4, 2012.

/s/ Deloitte & Touche LLP

San Jose, California

August 7, 2012